Exhibit 10.7(a)
EQUITRANS MIDSTREAM CORPORATION
2019 PERFORMANCE SHARE UNIT PROGRAM

EQUITRANS MIDSTREAM CORPORATION (the “Company”) hereby establishes this EQUITRANS MIDSTREAM CORPORATION 2019 PERFORMANCE SHARE UNIT PROGRAM (the “Program”), in accordance with the terms provided herein.

WHEREAS, the Company maintains certain long-term incentive award plans, including the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan (as amended from time to time, the “2018 Plan”), for the benefit of its directors and employees, of which the Program is a subset; and

WHEREAS, in order to further align the interests of executives and key employees with the interests of the Company’s shareholders, the Company desires to provide long-term incentive benefits through the Program, in the form of awards qualifying as “Performance Awards” under the 2018 Plan.

NOW, THEREFORE, the Company hereby provides for incentive benefits for executives and key employees of the Company and its Affiliates and adopts the terms of the Program on the following terms and conditions:

Section 1. Purpose. The main purpose of the Program is to provide long-term incentive opportunities to executives and key employees to further align their interests with those of the Company’s shareholders and with the strategic objectives of the Company. Awards granted hereunder may be earned by achieving specified performance goals, are forfeited if defined performance levels are not achieved, and are subject to negative adjustment if, among other things, certain other performance measures are not attained. By placing a portion of the employee’s compensation at risk, the Company has an opportunity to reward exceptional performance or reduce the compensation opportunity when performance does not meet expectations. As a subset of the 2018 Plan, this Program is subject to and shall be governed by the terms and conditions of the 2018 Plan. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the 2018 Plan.

Section 2. Effective Date. The effective date of this Program is January 1, 2019. The Program will remain in effect until payment following or in conjunction with the earlier of (i) December 31, 2021 or (ii) the closing date of a Qualifying Change of Control pursuant to which all awards under the Program are paid in accordance with Section 6, unless otherwise amended or terminated as provided in Section 20. For purposes of this Program, a “Qualifying Change of Control” means a Change of Control (as then defined in the 2018 Plan) unless (a) all outstanding Performance Share Units, as defined in Section 4, under the Program are assumed by the surviving entity of the Change of Control (or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee) or (b) the Company is the surviving entity of the Change of Control.

Section 3. Eligibility. The Committee shall, in its sole discretion, select the employees of the Company and its Affiliates who shall be eligible to participate in the Program from those individuals eligible to participate in the 2018 Plan (each a “Participant” and collectively the “Participants”). In the event that an employee is hired by the Company or an Affiliate during the Performance Period (as defined in Section 5 below), the Committee shall, in its sole discretion, determine whether the employee will be eligible to participate in the Program.

Section 4. Performance Share Unit Awards. Awards under the Program are designated in the form of performance share units (as adjusted from time to time in accordance with Section 14, the “Performance Share Units”), which are awards to be settled in shares of the Company’s common stock (“Common Stock”) or in cash, as set forth in a Participant’s award agreement under the Program. Upon being selected to participate in the Program, each Participant shall be awarded a number of Performance Share Units, which award shall be approved by the Committee. Unless otherwise indicated herein in a particular context, the term “Performance Share Units” includes any cash payment accumulated with respect to an award of Performance Share Units on account of dividends or distributions, as provided in Section 5.
The Performance Share Units shall be held in bookkeeping accounts on behalf of the Participants and do not represent actual shares of Common Stock. A Participant shall have no right to exchange the Performance Share Units for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such Performance Share Units and any future rights to benefits.
Section 5. Performance Conditions and Determination of Awarded Value. Subject to Section 7, the amount to be distributed to a Participant will be based on the following performance conditions (the “Performance Conditions”): (i) the Company’s total shareholder return (“Total Shareholder Return,” or “TSR”) relative to the TSR of a peer group (“Relative TSR”), calculated as described in Attachment A for the Performance Period, and (ii) the Company’s Cumulative TSR Per Share, calculated as described in Attachment B for the Performance Period. For purposes of this Program, the “Performance Period” shall mean the period commencing on January 1, 2019 and continuing thereafter until the earlier of (a) December 31, 2021 and (b) the closing date of a Qualifying Change of Control.

If Participant’s participant award agreement under the Program contemplates that Participant’s award will be distributed in cash, the Participant’s “Awarded Value” shall be calculated by multiplying (i) the number of such Participant’s Performance Share Units as of the end of the Performance Period, by (ii) the payout factor calculated as set forth on Attachment C (the “Payout Factor”), by (iii) the closing price of the Company’s Common Stock at the end of the Performance Period or, in the case of a Qualifying Change of Control, the closing price of the Company’s Common Stock on the business day immediately preceding the date of the Qualifying Change of Control, in each case as reported in the Nationally Recognized Reporting Service (as defined in Attachment A); and if Participant’s participant award agreement under the Program contemplates that Participant’s award will be distributed in shares of Common Stock, the Participant’s “Awarded Value” shall be calculated by multiplying (i) the number of such Participant’s Performance Share Units as of the end of the Performance Period, by (ii) the Payout Factor.

If Performance Share Units are outstanding on the record date for dividends or other distributions with respect to the Company’s Common Stock (whether made in cash or stock, unless made in accordance with any shareholder rights plan or similar arrangement), then the Participant shall accrue a right to receive a cash payment in respect of such dividends or distributions. This cash payment shall be subject to the same Performance Conditions and transfer restrictions as apply to the Performance Share Units with respect to which they relate and shall be paid at the same time as the Performance Share Units with respect to which they relate.

Payments under the Program are expressly contingent upon achievement of the Performance Conditions.

Section 6. Payment; Overall Limit. Subject to Section 7 and except as provided in this Section 6, each Participant’s Awarded Value will be distributed in cash or in shares of Common Stock, as set forth in the Participant’s award agreement under the Program, no later than seventy five (75) days following the end of the Performance Period. Subject to Section 7, in the event of a Qualifying Change of Control, the Awarded Value will be distributed in cash or in shares of Common Stock on the closing date of the transaction. Notwithstanding the first two sentences of this Section 6, the Committee may determine, in its discretion and for any reason, that the Awarded Value will be paid, in whole or in part, in cash or Common Stock. The maximum amount payable to any one Participant under the Program with respect to any one calendar year within the Performance Period shall be the amount set forth and as calculated in the 2018 Plan with respect to Performance Awards. No elections shall be permitted with respect to the timing of any payments.
Section 7. Change of Status. In making decisions regarding employees’ participation in the Program and the extent to which awards are payable in the case of an employee whose employment ceases prior to payment, the Committee may consider any factors that it deems to be relevant. Unless otherwise determined by the Committee, and subject to the terms of any written employment-related agreement that a Participant has with the Company (including any confidentiality, non-solicitation, non-competition, change of control or similar agreement), the following shall apply in the case of a Participant whose employment ceases prior to payment of the Awarded Value:

(a)
Termination After Change of Control. With respect to any Participant’s award under the Program, and notwithstanding Section 9 of the 2018 Plan, in the event that following a Change of Control that is not a Qualifying Change of Control, (i) such Participant’s employment is terminated without Cause (as defined below), or (ii) such Participant resigns for Good Reason (as defined below), in each case prior to the second anniversary of the effective date of the Change of Control, the Participant shall retain all of his or her Performance Share Units, contingent upon (i) the Participant executing and not revoking a full release of claims in a form acceptable to the Company within 30 days of his or her termination or resignation, as applicable, and (ii) achievement of the Performance Conditions set forth in Section 5.

Solely for purposes of this Program, “Cause” shall mean: (i) a Participant’s conviction of a felony, a crime of moral turpitude or fraud or a Participant having committed fraud, misappropriation or embezzlement in connection with the performance of the Participant’s duties; (ii) a Participant’s willful and repeated failures to substantially perform assigned duties; or (iii) a Participant’s violation of any provision of a written employment-related agreement between the Participant and the Company or express significant policies of the Company. If the Company terminates a Participant’s employment for Cause, the Company shall give the Participant written notice setting forth the reason for the Participant’s termination not later than 30 days after such termination.

Solely for purposes of this Program, “Good Reason” shall mean a Participant’s resignation within 90 days after (but in all cases prior to the second anniversary of such Change of Control): (i) a reduction in such Participant’s base salary of 10% or more (unless the reduction is applicable to all similarly situated employees); (ii) a reduction in such Participant’s annual short-term bonus target by the greater of (A) 10 percent and (B) 5 percentage points of such Participant’s target bonus percentage, unless the reduction is applicable to all similarly situated employees; (iii) a significant diminution in such Participant’s job responsibilities, duties or authority; (iv) a change in the geographic location of such Participant’s primary reporting location of more than 50 miles; and/or (v) any other action or inaction that constitutes a material breach by the Company of such Participant’s award agreement under the Program.

A termination by a Participant shall not constitute termination for Good Reason unless such Participant first delivers to the General Counsel of the Company written notice: (i) stating that such Participant intends to resign for Good Reason pursuant to his or her award agreement; and (ii) setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event). The Company shall have a reasonable period of time (not less than 30 days) to take action to correct, rescind or substantially reverse the occurrence supporting termination for Good Reason as identified by such Participant. Failure by the Company to act or respond to the written notice shall not be deemed to be an admission that Good Reason exists.

(b)
Voluntary Termination With Continued Board Service. If a Participant’s employment is terminated voluntarily, including a Participant’s Retirement (as defined below), and the Participant remains on the board of directors of the Company or any subsidiary or affiliate of the Company whose equity is publicly traded on the New York Stock Exchange or the NASDAQ Stock Market following such termination of employment, the Participant shall retain all of his or her Performance Share Units, contingent upon achievement of the Performance

Conditions set forth in Section 5, for as long as the Participant remains on such board of directors, in which case any references herein to such Participant’s employment shall be deemed to include his or her continued service on such board. Except as set forth in the preceding sentence and subsection (a) above, a Participant’s Performance Share Units shall be forfeited upon his or her resignation as an employee of the Company or an Affiliate.

(c)
Death or Disability. Except as provided in subsections (a) and (b) above, if the termination is due to the Participant’s death or Disability, the Participant (or the Participant’s estate or beneficiary) will retain all of his or her Performance Share Units, contingent upon the Participant (or the Participant’s estate or beneficiary) executing and not revoking a full release of claims in a form acceptable to the Company within 30 days of his or her death.

In the event of a Participant’s termination due to a Participant’s death or Disability, Performance Share Units that are retained shall be distributed to the Participant (or the Participant’s estate or beneficiary) at the time specified in Section 6. Notwithstanding any other provisions of the Program, Participants shall have no vested rights to any Performance Share Units prior to payment.

(d)
Retirement. Except as provided in subsections (a) and (b) above, if the termination is due to the Participant’s Retirement, the Participant will retain a portion of his or her Performance Share Units (the number of Performance Share Units being retained shall is defined below as the “Pro Rata Amount”), contingent upon (A) the Participant executing and not revoking a full release of claims in a form acceptable to the Company within 30 days of his or her termination, and (B) achievement of the Performance Conditions set forth in Section 5, as follows, and the remainder shall be forfeited. The Pro Rata Amount shall equal the total number of Performance Share Units granted pursuant to this Agreement multiplied by a fraction, the numerator of which is the number of months of continuous employment with the Company or a Subsidiary from the beginning of the Performance Period through the date of the Retirement and the denominator of which is 36. When determining the Pro Rata Amount, Grantee shall be considered to have been employed with the Company or a Subsidiary for a full calendar month so long as Grantee is employed by such entity for at least one day during such calendar month.

Solely for purposes of this Program, “Retirement” shall mean your voluntary termination of employment with the Company and its Subsidiaries after you have (i) a length of service of at least ten (10) years and (ii) a combined age and length of service equal to at least sixty (60) years. Your length of service will be determined by the Company, in its sole discretion, and, in that regard if you participate in a tax-qualified 401(k) plan sponsored by the Company or any of its Subsidiaries, your length of service shall be your “vesting service” under such tax-qualified retirement plan in which you participate. For purposes of this definition, service with EQT Corporation prior to November 13, 2018 shall be treated the same as service with the Company and its Subsidiaries. The termination of your employment by the Company shall not qualify as Retirement.

In the event of a Participant’s Retirement, Performance Share Units that are retained shall be distributed to the Participant (or the Participant’s estate or beneficiary) at the time specified in Section 6. Notwithstanding any other provisions of the Program, Participants shall have no vested rights to any Performance Share Units prior to payment.

(e)
Other Termination. If a Participant’s employment is terminated for any reason other than those described in subsections (a) – (d) above, the Participant’s Performance Share Units shall be forfeited. For purposes of clarity, in the event a Participant’s employment is terminated other than for performance reasons, the Committee may determine that all or a portion of the Performance Share Units shall be retained upon such Participant’s termination.

Section 8. Administration of the Plan. The Committee has responsibility for all aspects of the Program’s administration, including:

•	Determining the extent to which the Performance Conditions have been achieved prior to any payments under the Program,

•	Ensuring that the Program is administered in accordance with its provisions and the 2018 Plan,

•	Approving Program Participants,

•	Authorizing Performance Share Unit awards to Participants,

•	Adjusting Performance Share Unit awards to account for extraordinary events,

•	Serving as the final arbiter of any disagreement between Program Participants, Company management, Program administrators, and any other interested parties to the Program, and

•	Maintaining final authority to amend, modify or terminate the Program at any time.

Notwithstanding anything to the contrary in this Program, the Committee shall at all times retain the discretion with respect to all awards under this Program to reduce, eliminate, or determine the source of, any payment or award hereunder without regard to any particular factors specified in this Program. The interpretation and construction by the Committee of any provisions of the Program or of any adjusted Performance Share Units shall be final. No member of the Committee shall be liable for any action or determination made in good faith on the Program or any Performance Share Units thereunder. The Committee may designate another party to administer the Program, including Company management or an outside party. All conditions of the Performance Share Units must be approved by the Committee. As early as practicable prior to or during the Performance Period, the Committee shall approve the number of Performance Share Units to be awarded to each Participant. The associated terms and conditions of the Program will be communicated to Participants as close as administratively practicable to the date an award is made. The Participants will acknowledge receipt of the participant agreement and will agree to the terms of this Program in accordance with the Company’s procedures.

Section 9. Limitation of Rights. The Performance Share Units do not confer to Participants or their beneficiaries, executors or administrators any rights as shareholders of the Company (including voting and other shareholder rights) unless and until shares of Common Stock are in fact registered to or on behalf of a Participant in connection with the payment of the Performance Share Units. With respect to Awards that are settled in shares of Common Stock, upon conversion of the Performance Share Units into shares of Common Stock, a Participant will obtain full voting and other rights as a shareholder of the Company.

Section 10. Tax Consequences to Participants/Payment of Taxes.

(a) It is intended that: (i) until the Performance Conditions are satisfied, a Participant’s right to payment for an award under this Program shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a), 409A and 3121(v)(2) of the Code; (ii) the Awarded Value shall be subject to employment taxes only upon the satisfaction of the Performance Conditions; and (iii) until the Awarded Value is actually paid to a Participant, the Participant shall have merely an unfunded, unsecured promise to be paid the benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83. It is further intended that Participants will not be in actual or constructive receipt of compensation with respect to the Performance Share Units within the meaning of Code Section 451 until the Awarded Value is paid.

(b) The Company or any Affiliate employing the Participant has the authority and the right to deduct or withhold, or require a Participant to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of an award under the Program. With respect to withholding required upon any taxable event arising as a result of an award, to the extent the Committee determines that the award will be paid in shares of Common Stock, the employer shall satisfy the tax withholding required by withholding shares of Common Stock having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined equal to the amount of tax required to be withheld. The obligations of the Company under this Program will be conditioned upon such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to a Participant.
Section 11. Recoupment Policy. Any shares of Common Stock distributed or amounts paid to a Participant under the Program, and any cash or other benefit acquired upon the sale of shares of Common Stock distributed to a Participant under the Program, shall be subject to the terms and conditions of any compensation recoupment policy of the Company, to the extent such policy is applicable to this Program and the Participant.

Section 12. Nonassignment. A Participant shall not be permitted to assign, alienate or otherwise transfer his or her Performance Share Units, and any attempt to do so shall be void.

Section 13. Impact on Benefit Plans. Payments under the Program shall not be considered as earnings for purposes of the Company’s or its Affiliates’ qualified retirement plans or any other retirement, compensation or benefit plan or program of the Company or its Affiliates unless specifically provided for and defined under such other plan or program. Nothing herein shall prevent the Company or its Affiliates from maintaining additional compensation plans and arrangements; provided, however, that no payments shall be made under such plans and arrangements if the effect thereof would be the payment of compensation otherwise payable under this Program regardless of whether the Performance Conditions were attained.

Section 14. Successors; Changes in Stock. The obligations of the Company under the Program shall be binding upon the successors and assigns of the Company. In the event of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash or Common Stock, or extraordinary distribution to holders of Common Stock, each Participant’s Performance Share Units shall be appropriately adjusted to prevent dilution or enlargement of the rights of Participants that would otherwise result from any such transaction, provided such adjustment shall be consistent with Section 409A of the Code.
In the case of a Change of Control, any obligation under the Program shall be handled in accordance with the terms of Sections 5 and 6 hereof. In any case not constituting a Change of Control in which the Common Stock is changed into or becomes exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then (i) the Awarded Value shall be calculated based on the closing price of such common stock on the closing date of the transaction on the principal market on which such common stock is traded, and (ii) there shall be substituted for each Performance Share Unit constituting an award the number and kind of shares of stock or other securities (or cash or other property) into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchangeable. In the case of any such adjustment, the Performance Share Units shall remain subject to the terms of the Program and the 2018 Plan.

Section 15. Notice. Except as may be otherwise provided by the 2018 Plan or determined by the Committee and communicated to a Participant, notices and communications hereunder must be in writing and shall be deemed sufficiently given if either hand-delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received five (5) business days after mailed, but in no event later than the date of actual receipt. Notices shall be directed, if to a Participant, at such Participant’s address indicated by the Company’s records or, if to the Company, at the Company’s principal executive office, Attention: Director, Total Rewards.

Section 16. Dispute Resolution. Any dispute regarding the payment of benefits under this the Program or the 2018 Plan shall be resolved in accordance with any dispute resolution procedures of the Company, to the extent such procedures are applicable to the Plan and this award. A copy of such procedures will be available upon request or made available on the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com.

Section 17. Applicable Law. This Program shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

Section 18. Severability. In the event that any one or more of the provisions of this Program shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 19. Headings. The descriptive headings of the Sections of this Program are inserted for convenience of reference only and shall not constitute a part of this Program.

Section 20. Amendment or Termination of this Program. This Program may be amended, suspended or terminated by the Company at any time upon approval by the Committee and following a determination that the Program is no longer meaningful in relation to the Company’s strategy. Notwithstanding the foregoing, (i) no amendment, suspension or termination shall adversely affect a Participant’s rights to his or her award after the date of the award; provided, however, that the Company may amend this Program from time to time without any Participant’s consent to the extent deemed to be necessary or appropriate, in its sole discretion, to effect compliance with Code Section 409A or any other provision of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to Participants, (ii) no amendment may alter the time of payment as provided in Section 6 of the Program, and (iii) no amendment may be made following a Change of Control.

Attachment A

2019 Performance Share Unit Program

Calculation of Relative Total Shareholder Return

For purposes of the 2019 Program, “Total Shareholder Return” or “TSR” shall mean the total shareholder return as determined by dividing (i) the sum of (A) the Ending Period Average Price minus the Beginning Period Average Price plus (B) all dividends and other distributions paid on the issuer’s shares during the Performance Period, assuming such dividends and other distributions are invested in shares on the ex-dividend date for such dividend or other distribution, by (ii) the Beginning Period Average Price. The Committee shall have the authority to make appropriate equitable adjustments to account for extraordinary items affecting the TSR.

For purposes of calculating TSR, “Beginning Period Average Price” shall mean the average official closing price per share of the issuer over the 15 consecutive trading days ending with and including December 31, 2018 (if the applicable day is not a trading day, the immediately preceding trading day).
For purposes of calculating TSR, “Ending Period Average Price” shall mean the average official closing price per share of the issuer over the 15 consecutive trading days ending with and including December 31, 2021 (if the applicable day is not a trading day, the immediately preceding trading day).
Each company, including the Company, will be ranked in descending order by the TSR so calculated. In the event any member of the Peer Group identified below liquidates or reorganizes under the United States Bankruptcy Code (U.S.C. Title 11) before the end of the Performance Period, such member shall remain in the Peer Group for purposes of calculating the Payout Factor. If any member of the Peer Group is acquired by another entity before the end of the Performance Period, such member shall be removed from the Peer Group for purposes of calculating the Payout Factor. In all other cases involving merger, reorganization or material change in ownership, legal structure, or business operations of any member of the Peer Group before the end of the Performance Period, the Committee shall have discretionary authority to retain, remove, or replace such member for purposes of calculating the Payout Factor.

Peer Group

For purposes of the 2019 Program, the Peer Group shall consist of the following companies:

Enterprise Products Partners LP
Energy Transfer LP
Kinder Morgan Inc.
The Williams Companies Inc.
MPLX LP
ONEOK Inc.
Plains All American Pipeline LP
Cheniere Energy Inc.
Magellan Midstream Partners LP
Targa Resources Corp
Andeavor Logistics LP
Western Gas Equity Partners LP
Phillips 66 Partners LP
Enable Midstream Partners LP
Antero Midstream GP LP
DCP Midstream LP
Buckeye Partners LP
Plains GP Holdings LP
Crestwood Equity Partners LP
EnLink Midstream LLC

2

Attachment B

2019 Performance Share Unit Program

Calculation of Cumulative TSR Per Share

For purposes of the 2019 Program, “Cumulative TSR Per Share” shall mean the number determined by adding the sum of (A) the Ending Period Average Price minus the Beginning Period Average Price plus (B) all dividends and other distributions paid on the issuer’s shares during the Performance Period. The Committee shall have the authority to make appropriate equitable adjustments to account for extraordinary items affecting the Cumulative TSR Per Share.

For purposes of calculating Cumulative TSR Per Share, “Beginning Period Average Price” shall mean the average official closing price per share of the issuer over the 15 consecutive trading days ending with and including December 31, 2018 (if the applicable day is not a trading day, the immediately preceding trading day).
For purposes of calculating Cumulative TSR Per Share, “Ending Period Average Price” shall mean the average official closing price per share of the issuer over the 15 consecutive trading days ending with and including December 31, 2021 (if the applicable day is not a trading day, the immediately preceding trading day).

Attachment C

2019 Performance Share Unit Program

Calculation of Payout Factor

The Payout Factor will be determined based on the level of achievement of the Performance Conditions during the Performance Period. Performance under each metric is independent of performance under the other metrics.

The performance results for Relative TSR and Cumulative TSR Per Share based on the charts below are multiplied by the applicable weightings and then added together to determine a preliminary payout factor.

Relative TSR Ranking (80% Weight)

	Threshold	Target	Maximum
Performance Goal	At 25th percentile	50th percentile	At or above 75th percentile
Payout Factor	50%	100%	200%

Cumulative TSR Per Share (20% Weight)

	Threshold	Target	Maximum
Performance Goal	Cumulative TSR Per Share of $5.95	Cumulative TSR Per Share of $9.25	Cumulative TSR Per Share of $11.15
Payout Factor	50%	100%	200%

NOTE: Above Threshold all Payout Factors are interpolated on a straight-line basis between the data points above, with 200% being the maximum in all cases. Below threshold, the Payout Factor shall be zero.